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                                                                   EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                         INTERNATIONAL HOME FOODS, INC.
                                       AND
                               C. DEAN METROPOULOS



         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of this 22nd day of February, 1999 (the "Effective Date"), by and between INTERNATIONAL HOME FOODS, INC., a Delaware corporation (the "Company"), and C. Dean Metropoulos (the "Executive").

                                    RECITALS

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of Executive; and

         WHEREAS, the Company and Executive desire to enter into a compensation arrangement to assure retention of Executive in the future.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, including the mutual covenants herein, the parties hereto agree as follows:

         1. Employment Period. Subject to Section 3, the Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, during the period (the "Employment Period") commencing on the date of this Agreement (the "Effective Date") and ending on the third anniversary of the Effective Date. On the first day of the third year of the Employment Period (the "Notification Date"), the Board shall notify Executive in writing if it does not intend to continue Executive's employment with the Company following the Employment Period. In such event, in lieu of any Severance Amount that may be payable pursuant to Section 3(c)(ii)(C), the Company shall pay to Executive upon his termination of employment an amount equal to one and one half (1 1/2) times the aggregate amount of Annual Base Compensation at the time of termination less the amount of Annual Base Compensation earned from the Notification Date through the date of termination.

         2. Terms of Employment.

                  (a) Positions and Duties. During the term of Executive's employment with the Company, Executive shall serve as Chief Executive Officer (or such other position or positions as Executive and the Board shall mutually agree) and, in so doing, shall report to the

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Board. Executive shall have supervision and control over, and responsibility for, the day to day management and operational functions of the Company. During the term of Executive's employment with the Company (excluding any periods of vacation and sick leave), Executive shall devote sufficient time to the business and affairs of the Company necessary to discharge the responsibilities assigned to Executive hereunder. The Company recognizes and acknowledges that Executive is involved in other activities, including the management of other businesses, and it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements or (iii) manage other businesses or personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                  (b) Compensation, Benefits and Expenses.

                           (i) Annual Base Compensation. During the term of
Executive's employment with the Company, Executive shall receive an annual base salary of not less than $2,600,000 ("Annual Base Salary"). In addition, Executive shall be entitled to receive an annual bonus ("Annual Bonus") of not less than $1,000,000 upon the achievement of performance criteria as shall be established by the Board.

                           (ii) Investment Benefit Plans. During the term of
Executive's employment with the Company, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company ("Investment Plans").

                           (iii) Welfare Benefit Plans. During the term of
Executive's employment with the Company, Executive and his family shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs applicable generally to other executives of the Company ("Welfare Plans").

                           (iv) Expenses. During the term of Executive's
employment with the Company, Executive shall be entitled to receive prompt reimbursement for all reasonable employment related expenses incurred by Executive.

                           (v) Automobile Allowance. During the term of
Executive's employment with the Company, the Company shall provide Executive full use of an automobile of Executive's choice.

         3. Termination of Employment.

                  (a) Reasons for Termination. Executive's employment with the Company may be terminated during the Employment Period (i) by the Company with or without Cause, (ii) by Executive with or without Good Reason, or (iii) by either the Company or Executive upon


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Executive's Disability. Executive's employment with the Company shall automatically terminate upon Executive's death.

                  (b) Definitions. The following terms shall have the following meanings for purposes of this Agreement.

                           (i) "Annual Base Compensation" shall mean, at any
given time, the aggregate amount of (i) the Annual Base Salary and (ii) the then budgeted Annual Bonus for Executive; provided that in no event shall Annual Base Compensation be less than $3,600,000. Calculations required herein based upon Annual Base Compensation shall be determined as if the Annual Base Compensation is earned evenly throughout the year based upon a 365-day year.

                           (ii) "Cause" shall mean (A) fraud on the part of
Executive that has caused demonstrable and serious injury to the Company or (B) conviction of, or plea of nolo contendre to, a felony; provided, however, that no act or omission shall constitute "Cause" for purposes of this Agreement unless the Board provides Executive (a) written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes "Cause" and (b) an opportunity, within 30 days following his receipt of such notice, to meet in person with the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. Further, no act or omission shall constitute fraud if Executive reasonably believed such act or omission was in the best interests of the Company. Executive shall have the right to contest a determination of Cause by the Company by requesting arbitration in accordance with the terms of Section 6.1 hereof.

                           (iii) "Change in Control" shall mean (A) any "person"
(as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Hicks, Muse, Tate & Furst Incorporated and/or its affiliates ("Hicks Muse") becoming the direct or indirect "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, (B) individuals who at the Effective Date constitute the members of the Board and any new director, whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors at the Effective Date or whose election or nomination for election was previously so approved, ceasing for any reason to constitute a majority of the Board, (C) the Company merging with or consolidating into any other entity, or the stockholders of the Company and the holders of voting securities of any other entity participating in a securities exchange (other than a merger, consolidation or exchange which (1) would result in the holders (and/or their affiliates) of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than 70% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger, consolidation or exchange and (2) would result in Executive being the chief executive officer of such surviving entity), or (D) the stockholders of the Company approving a plan of complete liquidation of the Company or an


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agreement or agreements for the sale or disposition by the Company (in one or a series of related transactions) of all or substantially all of the Company's assets, or such a plan commencing other than in connection with a merger, consolidation or exchange which does not constitute a Change in Control under the preceding clause (C).

                           (iv) "Disability" means (A) Executive's incapacity
due to a permanent mental or physical illness that prevents Executive from performing his duties or (B) a physical condition that renders the performance by Executive of his duties hereunder a serious threat to the health and well being of Executive. Disability shall be determined by a physician acceptable to Executive (or his legal representative).

                           (v) "Good Reason" means (A) the assignment to
Executive of any duties inconsistent with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof, (B) a material breach by the Company of this Agreement or any stock option agreement between the Company and Executive, (C) the occurrence of a Change in Control, (D) a reduction, without the consent of Executive, in the amount of annual bonus paid to Executive by the Company in any given year as compared to the immediately preceding year (other than as a result of the Company's failure to achieve bonus criteria established by the Board), or (E) any removal of Executive, or any failure to reelect Executive, as a director of the Company.

                  (c) Obligations of the Company upon Termination.

                           (i) With Cause; Without Good Reason. If, during the
term of Executive's employment with the Company, the Company shall terminate Executive's employment with the Company for Cause, or Executive shall terminate his employment with the Company without Good Reason, then:

                                    (A) the Company shall pay to Executive in
cash within 10 days after the date of such termination the sum of (x) any Annual Base Compensation earned through the date of termination to the extent not theretofore paid by the Company, (y) any compensation previously deferred by Executive and (z) any vacation pay earned through the date of termination not theretofore paid by the Company (in the aggregate, the "Accrued Obligation"); and

                                    (B) the Company shall pay to Executive any
amounts arising from Executive's participation in, or benefits under, any Investment Plans (the "Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of the Investment Plans.

                           (ii) Without Cause; With Good Reason; Death;
Disability. If, during the term of Executive's employment with the Company, the Company shall terminate


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Executive's employment with the Company without Cause, Executive shall terminate his employment with the Company with Good Reason, or Executive's employment with the Company shall terminate due to Executive's death or Disability, then:

                                    (A) the Company shall pay to Executive in
cash within 10 days after the date of such termination the amount of the Accrued Obligation;

                                    (B) the Company shall pay to Executive the
Accrued Investments in accordance with the terms and conditions of the Investment Plans;

                                    (C) the Company shall pay to Executive in
cash within 10 days after the date of such termination an amount (the "Severance Amount") that is equal to the greater of (i) the aggregate amount of Annual Base Compensation that would have been earned by Executive from the date of such termination through the end of the Employment Period had Executive's employment with the Company not been so terminated and (ii) one and one half (1 1/2) times the aggregate amount of Annual Base Compensation at the time of termination. If the termination occurs following the third anniversary of this Agreement, the Severance Amount shall equal one and one half (1 1/2) times the aggregate amount of Annual Base Compensation at the time of termination;

                                    (D) any and all options to purchase shares
of the Company's common stock, par value $.01 per share, granted by the Company to the Executive (including, without limitation, options granted under the Company's 1997 Stock Option Plan) shall automatically become fully vested and immediately exercisable in full. The provisions of this Section 3(c)(ii)(D) shall not apply in the event of a termination of the Executive's employment with the Company by the Executive for Good Reason if the Good Reason arises from the occurrence of a Change in Control; and

                                    (E) for the remainder of the Employment
Period (or such longer period as the welfare Plans may provide), the Company shall continue benefits provided under the Welfare Plans to Executive and his family at least equal to those that would have been provided had Executive's employment with the Company not been terminated (the "Welfare Benefit Continuation"); provided, however, that if Executive becomes employed with another employer and is eligible to receive similar benefits under that employer's plans, the benefits described in this paragraph (E) shall be secondary to and not duplicative of those similar benefits.

                  (d) Effect on Benefit Plans. The foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which Executive and his dependents may otherwise be entitled to under the Company's compensation and employee benefit plans, programs, policies or practices. Nothing herein shall restrict the Company's right to amend any plan, practice, policy or program in a manner generally applicable to similarly situated active executives, in which event Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company.



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                  (e) No Mitigation. Executive shall not be obligated to seek new employment or take any other action to mitigate the benefits to which Executive is entitled hereunder. Except as contemplated by Section 3(c)(ii)(E) with respect to the Welfare Benefit Continuation, such benefits shall not be reduced whether or not Executive obtains new employment.

         4. Mutual Release. Payment of the Severance Amount shall be conditioned upon the execution by Executive and the Company of a valid mutual release, to be prepared by the Company, in which Executive and the Company mutually release the other, to the maximum extent permitted by law, from any and all claims either may have against the other that relate to or arise out of Executive's employment or termination of employment, except such claims arising under this Agreement, any employee benefit plan or any other written plan or agreement.

         5. Excise Taxes.

                  (a) Determination and Payment. If it is determined that any payment, distribution or other benefit to Executive, whether pursuant to this Agreement or otherwise (a "Payment"), would be subject to any tax (e.g. excise tax under Section 4999 of the Internal Revenue Code of 1986) other than income tax (such tax, together with any interest and penalties related thereto are hereinafter collectively referred to as an "Excise Tax"), then the Company shall promptly pay to Executive an additional payment ("Gross-Up Payment") in an amount such that Executive retains, after payment of all taxes, and all interest and penalties with respect thereto (including, without limitation, income tax and Excise Tax imposed upon the Gross-Up Payment), an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The determination of the amount of any Gross-Up Payment shall be made by a certified public accounting firm selected jointly by the Company and Executive (the "Accounting Firm"), the fees and expenses of which shall be paid by the Company.

                  (b) Contesting. Executive shall promptly notify the Company of any claim that, if successful, would require the payment of the Gross-Up Payment. Without the consent of the Company, Executive shall not pay such claim prior to the date that the payment of taxes with respect to such claim is due. If the Company notifies Executive in writing prior to such due date that it desires to contest the claim, Executive shall take all actions in connection with contesting the claim reasonably requested by the Company (including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company); provided, however, that the Company shall pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any tax (including interest and penalties with respect thereto) imposed as a result thereof.

         6. Claims.

                  (a) Arbitration of Claims. Executive shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security of 1974, as amended. Such arbitration



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shall be conducted in accordance with the rules of the American Arbitration
Association before a panel of three arbitrators sitting in Dallas, Texas. The award of the arbitrators shall be final and nonappealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company.

                  (b) Payment of Legal Fees and Costs. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of any action taken pursuant to the terms of this Agreement, or of the validity or enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of payment pursuant to this Agreement), plus in each case interest on any delayed payment at the rate of 8% per annum.

                  (c) Agent for Service of Legal Process. Service of legal process upon the Company with respect to a claim under this Agreement shall be made upon the General Counsel of the Company.

         7. Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.

         8. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

         9. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

         10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and Executive.

         11. Notices. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:

                  To Executive:

                  C. Dean Metropoulos
                  550 Round Hill Road
                  Greenwich, CT 06830




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                  To the Company:

                  INTERNATIONAL HOME FOODS, INC.
                  1633 Littleton Road
                  Parsippany, NJ  07054
                  Attention:  General Counsel

         12. Validity. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, this Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms as may be possible and be legal, valid and enforceable.

         13. Non-Competition. In the event that Executive's employment with the Company is terminated (other than a termination in connection with the occurrence of a Change-in-Control) and Executive receives payment of the Severance Amount, for the remainder of the Employment Period Executive shall not engage in or promote any business within the United States that is principally engaged in the business of manufacturing and marketing canned name brand food products in the same categories as the core products of the Company at the time of termination; provided that the foregoing shall not prohibit Executive from owning less than 10% of the voting securities of any publicly traded company so long as Executive does not otherwise engage in or promote the activities of that company.

         14. Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the state of New Jersey, without giving effect to that states choice of law provisions.






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         IN WITNESS WHEREOF, the Executive and the Company have executed this
Agreement as of the date and year first above written.

                                    INTERNATIONAL HOME FOODS, INC.


                                    By:
                                       -----------------------------------------
                                        Charles W. Tate
                                        Member of the Board of Directors


                                    EXECUTIVE


                                    --------------------------------------------
                                    C. Dean Metropoulos



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